Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive ● Rancho Mirage, CA 92270

www.barnettandlinn.com
WILLIAM B. BARNETT		Telephone: 442-599-1299
Attorney/Principal		wbarnett@wbarnettlaw.com

July 30, 2026

Board of Directors

Powerdyne International, Inc.

45 Main Street

North Reading, MA 01864

Gentlepersons:

We have acted as counsel to Powerdyne International, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement “) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 203,551,136 shares of Common Stock consisting of (i) 200,000,000 shares of Common Stock to be issued to an institutional investor pursuant to an Equity Financing Agreement dated June 23, 2026 (ii) 3,551,136 shares of Common Stock to be issued upon exercise of warrants to the institutional investor having an initial exercise price of $0.01 per share, subject to adjustment, in accordance with that certain Common Stock Purchase Warrant dated April 22, 2026. The investor warrants may be exercised at any time and are subject to adjustment pursuant to the terms therein. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware Corporation Code.

Based upon and subject to the foregoing, we are of the opinion that the shares and warrants are duly and validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, we are of the opinion that the shares underlying the warrants, when issued and delivered by the Company upon exercise of the warrants by the institutional investor, pursuant to the terms of the warrants, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Barnett & Linn
Barnett & Linn